[The Global Power Company Logo]                                     NEWS RELEASE
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                                                    Contact: Kenneth R. Woodcock
                                                                  (703) 522-1315


FOR IMMEDIATE RELEASE
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                    AES ANNOUNCES GENER ADS EXCHANGE RATIO


ARLINGTON VA, DECEMBER 27, 2000 -- The AES Corporation (NYSE: AES) announced today in connection with its offer to exchange all American Depositary Shares of Gener S.A. for AES common stock having a value of US$16.50 per ADS that, based on the expiration of the offer on December 29, 2000, holders of Gener ADSs will receive 0.3187 of a share of AES common stock for each Gener ADS tendered and accepted for exchange pursuant to the offer. The exchange ratio was calculated by dividing $16.50 by $51.77, the average of the high and low selling price of AES shares for each of the ten New York Stock Exchange trading days ending today, December 27, 2000.

The exchange offer is currently scheduled to expire at 3:00 P.M., New York City time, on Friday, December 29, 2000.

AES is a leading global power company comprised of competitive generation, distribution and retail supply businesses in Argentina, Australia, Bangladesh, Brazil, Canada, China, Dominican Republic, El Salvador, Georgia, Hungary, India, Kazakhstan, the Netherlands, Mexico, Pakistan, Panama, Sri Lanka, the United Kingdom, the United States and Venezuela.

The company's generating assets include interests in one hundred thirty-seven facilities totaling over 49 gigawatts of capacity. AES's electricity distribution network has over 920,000 km of conductor and associated rights of way and sells over 126,000 gigawatt hours per year to over 17 million end-use-consumers. In addition, through its various retail electricity supply businesses, the company sells electricity to over 154,000 end-use customers.

AES is dedicated to providing electricity worldwide in a socially responsible way.

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For more general information visit our web site at www.aesc.com or contact investor relations at investing@aesc.com. The list aes-pr-announce is an automated mailing list and can be found on the investing page of our web site. Those who subscribe to this list will receive updates when AES issues a press release.

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  THE AES CORPORATION  o  1001 NORTH 19TH STREET  o  ARLINGTON, VIRGINIA 22209